Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

E.mergent, Inc.
ClearOne Communications EuMEA GmbH
ClearOne Communications Limited UK
Gentner Communications Ltd. - Ireland
Gentner Ventures, Inc.